Exhibit 4.16

PERFORMANCE SHARE AWARD AGREEMENT

Issued Pursuant to the
Glimcher Realty Trust
Amended and Restated
2004 Incentive Compensation Plan and
2007 Long Term Incentive Plan for Senior Executives

THIS PERFORMANCE SHARE AWARD AGREEMENT (“Agreement”), effective ___________, 2007 (the “Effective Date”), represents the allocation of performance shares (“Performance Shares”) by Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), to _____________________ (the “Participant”) pursuant to the 2007 Long Term Incentive Plan for Senior Executives (the “Incentive Plan”), which was adopted on March 8, 2007, in accordance with the Company’s 2004 Incentive Compensation Plan, which was amended and restated by the Amended and Restated 2004 Incentive Compensation Plan (the “Plan”). This Award is made pursuant to and subject to the terms and conditions of the Plan and the Incentive Plan. The Performance Shares allocated and awarded under this Agreement (“Award”) are intended to be Performance-Based Compensation within the meaning of the Plan. This Award represents the right to receive one Share (as defined in the Plan) for each Performance Share earned by satisfaction of the performance measures set forth in Section 2 hereof.

If there is any inconsistency between the terms of this Agreement, the Incentive Plan, and the terms of the Plan, then the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement and the Incentive Plan. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Share Allocation. The individual named above has been selected to participate in the Plan and the Incentive Plan and receive an allocation of Performance Shares as described below and, upon the satisfaction of the performance measures stated herein, a transfer of the Shares described below:

(a) Date of Performance Share Allocation: March 8, 2007

(b) Number of Performance Shares Allocated for Transfer: ______________

(c) Fair Market Value of Shares represented by Performance Share Allocation (per share valuation): $_____________1

2. Performance Measures. The Company will transfer to the Participant the Shares in the amounts described herein upon the satisfaction of the measures stated below (the "Performance Measures”):

(a)
Dividend Measure:  The Company timely pays all quarterly dividends on its common shares of beneficial interest during the period of January 1, 2007 to December 31, 2009 (the “Performance Period”) at a dividend amount no less than those paid during fiscal year 2006.

1
Represents the initial value of the Performance Shares as determined pursuant to Article 9.2 of the Plan. The per share Fair Market Value of the Shares is determined pursuant to Article 2.15 of the Plan.

(b)
Total Shareholder Return Measure: The total shareholder return (“TSR”) on the Shares during the Performance Period is at least in the top 60% of the TSR for the publicly traded shares of common stock of the peer companies listed in Exhibit A hereto (the “Peer Companies”). For purposes of measuring the TSR achievement of the Shares against the TSR of the common stock of the Peer Companies, TSR shall be equal to (i) the Market Value (as defined below) of the sum of (x) one share of common stock plus (y) any additional shares acquired as a result of the dividend reinvestment described below with respect to such one share and any additional shares acquired as a result of the dividend reinvestment, at the end of the Performance Period, divided by (ii) the Market Value of one share of common stock at the beginning of the Performance Period, minus one (1.00). For purposes of measuring TSR under this Section, where dividends are payable on a share of common stock, dividends shall be assumed to be cumulatively reinvested in shares (or fractional shares) of common stock at the Market Value of the common stock on the day the dividends are paid. Also, if the common stock subject to measurement under this Section is subject to change(s) (including, without limitation, the changes specified in Section 4.4 of the Plan) during the Performance Period, then the Committee (as defined below) shall have the authority to adjust the formula stated above for measuring TSR achievement to take into account any such change(s). For purposes of this Agreement, Market Value shall mean the closing price of the respective common stock as reported on the New York Stock Exchange or such other established national stock exchange (or exchanges) on the applicable measurement date.

Following the satisfaction of the Performance Measures and prior to any transfer of Shares by the Company pursuant to this Agreement, the Executive Compensation Committee of the Company’s Board of Trustees, or such other person, group, or entity appointed by the Board of Trustees to administer each of the Plan and the Incentive Plan (the “Committee”), shall certify in writing that the Performance Measures have been satisfied. The Committee is prohibited from revising any Performance Measure or modifying the amount of compensation payable under Section 3 herein for achievement of the respective Performance Measure upon the attainment of the respective measure, unless such revision, amendment, or modification is permitted pursuant to the terms of the Plan and Inventive Plan and so modified, amended, or revised in accordance with the terms of the Plan and the Incentive Plan. Additionally, in the event that any Peer Company (i) ceases during the Performance Period to have its common shares of stock publicly traded, (ii) issues a public announcement during the Performance Period of the commencement of a formal investigation by an agency of the United States government, (iii) ceases during the Performance Period to qualify as a real estate investment trust (“REIT”) under the Code, or (iv) ceases during the Performance Period to operate primarily in the retail sector of the REIT industry, then such Peer Company shall automatically cease to be a member of the Peer Companies.

3. Transfer of Shares. If the Company satisfies the Performance Measures and the Committee certifies the achievement of the Performance Measures, the Company shall transfer to the Participant, subject to Section 5 herein, Shares to the Participant as follows (the number of Shares to be transferred is based upon the level of achievement of the TSR Measure):

If the Relative TSR Performance (Percentile Rank vs. Peer Companies) is:	The number of Shares to be transferred is:
90th percentile and above	200% of Performance Shares Allocated for Transfer
80th percentile to 89th percentile	170% of Performance Shares Allocated for Transfer
70th percentile to 79th percentile	140% of Performance Shares Allocated for Transfer
60th percentile to 69th percentile	110% of Performance Shares Allocated for Transfer
50th percentile to 59th percentile	80% of Performance Shares Allocated for Transfer
40th percentile to 49th percentile	50% of Performance Shares Allocated for Transfer
Below 40th percentile	0% of Performance Shares Allocated for Transfer

The Shares transferred by the Company may be subject to any restrictions deemed appropriate by the Committee or required by applicable law. Except as provided in Section 7 hereof, the Shares shall be transferred as soon as practicable during the 2010 calendar year, but not earlier than the first business day following the completion of the year end audit of the Company’s financial statements covering the last year of the Performance Period (the “Transfer Date”).

4. Evaluation of Achievement of the Performance Measures. In evaluating whether any or all of the Performance Measures have been satisfied, the Committee may consider or not consider in its evaluation the occurrence of any of the following events during the Performance Period: (a) asset write-downs by the Company, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30, as amended, superseded, modified, or revised, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Share transfers to the Participant under Section 3 herein, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

5. Forfeiture. If the Participant terminates employment prior to the end of the Performance Period with the Company, or any Subsidiary or Affiliate, for any reason other than Disability (as defined below) or death, this Award shall be forfeited and no Shares shall be transferred.

6.	Waiver of Forfeiture Provisions

(a)  General. In the event the Participant’s employment with, or performance of services for the Company, or any Affiliate or Subsidiary, is terminated or otherwise ceases for any reason other than the Participant’s death or Disability, the Participant’s Award shall terminate unless the Committee, in its sole and absolute discretion, allows the Participant, subject to subsection (d) hereof, to retain for the duration of the Performance Period the Participant’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(b) herein. Any determination by the Committee to extend the Participant’s eligibility under this Section 6(a) shall be specified in writing. Any such transfer of Shares shall be made on the Transfer Date.

(b) Death. In the event the Participant’s employment with, or performance of services for the Company, or any Affiliate or Subsidiary, is terminated or otherwise ceases as a result of the Participant’s death, the Participant’s Award shall terminate unless the Committee, in its sole and absolute discretion, allows the Participant’s estate, subject to subsection (d) hereof, to retain for the duration of the Performance Period the Participant’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(b) herein. Any determination by the Committee to extend the Participant’s eligibility on behalf of the Participant’s estate under this Section 6(b) shall be specified in writing. Any such transfer of Shares shall be made on the Transfer Date, and the Performance Shares granted hereunder, and/or the right to receive Shares on the Transfer Date, shall be transferred to a legal representative or administrator of the Participant’s estate, unless such issuance is otherwise restricted by applicable law.

(c) Disability. In the event the Participant’s employment with, or performance of services for the Company, or any Affiliate or Subsidiary, is terminated or otherwise ceases as a result of the Participant’s Disability, the Participant’s Award shall terminate unless the Committee, in its sole and absolute discretion, allows the Participant, subject to subsection (d) hereof, to retain for the duration of the Performance Period the Participant’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(b) herein. Any determination by the Committee to extend the Participant’s eligibility under this Section 6(c) shall be specified in writing. Any such transfer of Shares shall be made on the Transfer Date. For purposes of this Agreement, the term “Disability” means the Participant is unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment, the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee. Notwithstanding anything to the contrary set forth herein, the Committee shall determine, in its sole and absolute discretion, (i) whether the Participant has ceased to perform services of any kind due to a Disability and, if so, (ii) the first date of such Disability.

(d) Reduction of Award. If the Committee elects, pursuant to this Section 6, to allow the Participant or his or her estate to retain the Participant’s or his or her estate’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(b) herein, then notwithstanding anything to the contrary, the number of Performance Shares allocated to the Participant may be reduced to an amount determined by the Committee, in its sole and absolute discretion, as set forth in the writing extending the Participant’s or his or her estate’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated hereunder. The balance of the Performance Shares allocated to the Participant in Section (1)(b) herein shall be forfeited.

7. Change in Control. If a Change in Control of the Company occurs during the Performance Period then the Performance Period shall conclude on the effective date of the Change in Control and achievement of the TSR Measure will be based upon the value of the per share consideration provided for Shares in connection with the Change in Control transaction compared to the TSR of the common shares of the Peer Companies as of such date. The term “Change in Control” shall have the meaning set forth in Exhibit B hereto. Any transfer shall be made on the effective date of the Change in Control.

8. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan and the Incentive Plan, as either may be amended from time to time, as well as to such rules and regulations as the Committee, or such other person, group, or entity appointed by the Board of Trustees to administer the Plan and the Incentive Plan, may adopt for administration of the Plan and the Incentive Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the Incentive Plan and this Agreement, all of which shall be binding upon the Participant.

9. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery such number of Shares as shall be required for transfer pursuant to this Award and Agreement.

10. Adjustments. The Shares subject to this Agreement shall also be subject to adjustment in accordance with Section 4.4 of the Plan.

11. Exclusion from Pension Computations. By acceptance of the allocation and, if any, grant pursuant to this Agreement, the Participant hereby agrees that any income or gain realized upon the receipt of the Shares hereunder, upon the disposition of the Shares received, or upon the lapse of any restrictions pursuant to the terms of this Agreement, is special incentive compensation and shall not be taken into account, to the extent provided under the applicable plan documents and to the extent permissible under applicable law, as “wages,” “salary,” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus or deferred compensation plan of the Company or any of its subsidiaries or affiliates.

12. Amendment. The Committee may at any time or from time to time amend the provisions, terms and conditions of this Agreement in accordance with the Plan, the Incentive Plan, and applicable law.

13. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 150 East Gay Street, Suite 24, Attn: General Counsel, Columbus, Ohio 43215 or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on this Agreement, or at such other address as the Participant by notice to the Company may designate in writing from time to time. notices provided under this Section shall be effective upon receipt.

14. Withholding Taxes. The Company shall have the right to withhold from a Participant, or otherwise require such Participant to pay, any Withholding Taxes (defined below) arising as a result of the transfer of any Shares hereunder, any tax election by the Participant, or any other taxable event triggered by obligations, income, rights or privileges received or granted hereunder. If the Participant shall fail to make such Withholding Tax payments when and as required, the Company (or its Affiliate or Subsidiary) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant may make a written election which may be accepted or rejected in the discretion of the Committee, to tender other Shares to the Company (either by actual delivery or attestation, in the sole discretion of the Committee, provided that, except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the obligation hereunder or have been purchased on the open market) having an aggregate Fair Market Value equal to the Withholding Taxes. “Withholding Taxes” means any federal, state, or local income, employment, payroll, or similar tax related to the Shares that are required to be withheld by the Company.

15. Registration; Legend. The Company may postpone the issuance and delivery of Shares under this Agreement until (a) the admission of such Shares to listing on any stock exchange or exchanges on which the Shares are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective registration statement under the Securities Act of 1933, as amended, to issue the Shares in compliance with the provisions of that or any comparable act. The Company may cause a legend to be set forth on each certificate representing the Shares to be transferred hereunder setting forth any restriction on transfer of such Shares at law or otherwise as determined by the Company unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary.

16.  Miscellaneous

(a) This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(b) The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Agreement until such time as such Shares shall be transferred to the Participant pursuant to the terms of this Agreement, the Plan, and the Incentive Plan.

(c) With the approval of the Board of Trustees, the Committee may terminate, amend, or modify the Plan or the Incentive Plan; provided, however, that no such termination, amendment, or modification of the Plan or the Incentive Plan may in any way adversely affect the Participant’s rights under this Agreement or be contrary to applicable law.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law which might otherwise apply.

(f) All obligations of the Company under the Incentive Plan, Plan and this Agreement, with respect to the Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substan-tially all of the business and/or assets of the Company.

(g) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(h) By executing this Agreement and accepting any allocation, award, or other benefit under the Plan and the Incentive Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan and the Incentive Plan by the Company, the Board of Trustees or the Committee.

(i) The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan, the Incentive Plan, this Agreement, or any Award issued under this Agreement pursuant to the Plan.

(j) This Agreement, the Incentive Plan, the Plan, and any certificate representing the Shares to be transferred hereunder shall constitute the entire agreement and understanding between the Participant and the Company concerning any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein. This Agreement, the Incentive Plan, the Plan, and any certificate representing the Shares to be transferred hereunder supersede all prior agreements and the understandings between the parties hereto with respect to any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein.

17. Exculpation. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been executed by the undersigned in his/her capacity as an officer or Trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of the Company dated as of November 1, 1993, as amended, and not individually, and neither the trustees, officers or shareholders of the Company nor the trustees, directors, officers or shareholders of any Subsidiary or Affiliate of the Company shall be bound or have any personal liability hereunder or thereunder. Each party hereto shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Award and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers, agents or shareholders of the Company or any of the trustees, directors, agents, officers or shareholders of any Subsidiary or Affiliate of the Company, or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto that pertain to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GLIMCHER REALTY TRUST

By: ______________________
Print Name:
Title:

ACKNOWLEDGED & ACCEPTED:

______________________________________
Signature

Print Name:_____________________________

Address: ______________________________
 ______________________________
 ______________________________

EXHIBIT A

1.	Taubman Centers, Inc.
2.	The Macerich Company
3.	General Growth Properties, Inc.
4.	Simon Property Group, Inc.
5.	CBL & Associates Properties, Inc.
6.	Pennsylvania Real Estate Investment Trust
7.	Federal Realty Investment Trust
8.	Kimco Realty Corp.
9.	Acadia Realty Trust
10.	Regency Centers Corp.
11.	Developers Diversified Realty Corporation
12.	Tanger Factory Outlet Centers, Inc.
13.	Weingarten Realty Investors
14.	Kite Realty Group Trust
15.	Ramco-Gershenson Properties Trust
16.	Cedar Shopping Centers, Inc.

EXHIBIT B

A Change in Control of Glimcher Realty Trust (“GRT”) shall be deemed to occur if:

(i)
There shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the Effective Date, whether or not GRT is then subject to such reporting requirement; provided, however, that there shall not be deemed to be a Change in Control of GRT if immediately prior to the occurrence of what would otherwise be a Change in Control of GRT (a) the Participant is the other party to the transaction (a “Control of GRT Event”) that would otherwise result in a Change in Control of GRT or (b) the Participant is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control of GRT Event or of any entity, directly or indirectly, controlling such other party;

(ii)
GRT merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a “Transaction”); provided, however, that a Transaction shall not be deemed to result in a Change in Control of GRT if (a) immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist or (b) (1) the shareholders of GRT, immediately before such transaction, own, directly or indirectly, immediately following such Transaction fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of GRT immediately before such Transaction and (2) the individuals who were members of GRT’s Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owning a majority of the outstanding voting securities of the Surviving Corporation; or

(iii)
GRT acquires assets of another company or a subsidiary of GRT merges or consolidates with another company (each an “Other Transaction”) and (a) the shareholders of GRT, immediately before such Other Transaction own, directly of indirectly, immediately following such Other Transaction less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of GRT immediately before such Other Transaction or (b) the individuals who were members of GRT’s Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owing a majority of the outstanding voting securities of the Other Surviving Corporation; provided, however, that an Other Transaction shall not be deemed to result in a Change in Control of GRT if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

Notwithstanding the foregoing, no transaction shall be deemed to be a Change in Control if it does not constitute a change in control as contemplated under regulations under Section 409A of the Code.